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                      September 20, 2022

       Lee Buckler
       Chief Executive Officer
       Replicel Life Sciences Inc.
       Suite 900 - 570 Granville Street
       Vancouver , British Columbia
       Canada V6C 3P1

                                                        Re: Replicel Life
Sciences Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed June 29, 2022
                                                            File No. 000-50112

       Dear Mr. Buckler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences